DEAN HELLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684-5708

Entity # E0185402005-9
Document Number: 20050105413-31
Date Filed 4/5/2005 4:02:14 PM
In the office of
Dean Heller
Dean Heller
Secretary of State

Articles of Incorporation (PURSUANT TO NRS 78)

Important: Read attached instructions before completing form.

1. Name of Corporation: ,
EMCOR HOLDINGS INC. I

2. Resident Agent Name and Street Address: (Must be a Nevada address where process may be served)	CSC SERVICES OF NEVADA, INC. 502 E JOHN ST. CARSON CITY, NEVADA 89706 Street Address City Zip Code
3. Shares: (Number of shares Corporation authorized to issue)	Number of shares 100,000,000 common with par value: 5,000,000 preferred Par Value: $ .001 Number of shares without par value:
4. Names & Addresses of Board of Directors/Trustees: (attach additional page if there is more than 3 directors	1. SHARON COCKER Name 10478 NIERETTO COURT RANCHO CORDOVA, CA 95670 Street Address

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

5. Purpose: (Optional see instructions)	The purpose of this Corporation shall be:
6. Names, Address and Signature of Incorporator:	C. WOODGATE /s/ C. WOODGATE Name 502 E JOHN ST. CARSON CITY, NV 89706 Address
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment of Resident Agent for the above named corporation. CSC Services of Nevada, Inc. By: /s/ C. WOODGATE	Date:	03/18/05
Authorized Signature of R.A.

EMCOR HOLDINGS INC.

ADDITIONAL ARTICLES

Section 1. Capital Stock

The aggregate number of shares that the Corporation will have authority to issue is One Hundred and Five Million (105,000,000), of which One Hundred MIiiion (100,000,000) shares will be common stock, with a par value of $0.001 per share, and Five MIiiion {5,000,000) shares will be preferred stock, with a par value of $0.001 per share.

The Preferred Stock may be divided Into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation Is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

(a)                 The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)                  Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares In the event of voluntary or involuntary liquidation;
(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)                The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)                   Voting powers, If any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)                 Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, If any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall It redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the even of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined In accordance with the terms of such Preferred Stock plus, if so provided In such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

Section 2. Board of Directors

(a)                  Number of Directors. The number of the directors constituting the entire Board will be not less than one (1) nor more than fifteen (15) as fixed from time to time by vote of the majority of the entire Board, provided, however, that the number of directors will not be reduced so as to shorten the term of any director at the time in office.

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(a)                  Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase In the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office during the remainder of the term of office of the resigning director.

Section 3. Acquisition of Controlling Interest

The Corporation elects not to be governed by NRS 78.378 to 78.3793, Inclusive.

Section 4. Combinations with Interest Stockholders

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 5. Liability

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for.

(a)	acts or omissions which involve intentional misconduct fraud or a knowing violation of law; or
(b)	the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 5 will not adversely affect any right or protection of a director of the Corporation existing Immediately prior to such amendment or repeal.

Section 6. Indemnification

(a)                  Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or In the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid In settlement and costs, charges and expenses (Including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b)                 Inurement. The right to indemnification will Inure whether or not the claim asserted is based on matters that predate the adoption of this Section 6, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c)                  Non-exclusivity of Rights. The right to Indemnification and to the advancement of expenses conferred by this Section 6 are not exclusive of any other rights that an Indemnltee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, this Certificate of Incorporation or otherwise.

(d)                 Other Sources. The Corporation's obligation, if any, to Indemnify or to advance expenses to any Indemnitee who was or is serving at Its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e)                  Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, Incurred In connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be Indemnified for such expenses.

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*090201*

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20110185762-63
Filing Date and Time 03/11/2011 12:45 PM
Entity Number E0185402005-9

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Coloured (US) Inc..

2.  The articles have been amended as follows: (provide article numbers, if available)

To change the name of the corporation and to increase the authorized shares. See attachment.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 24,000,000 (96.4% in favor)

4.   Effective date and time of filing: (optional)    Date:  3/25/11

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

/s/

Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then !he amendment must be approved by the vote. in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 3-6-09

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Attachment to Certificate of Amendment

for Coloured (US) Inc.

State of Nevada

Article I is amended to read as follows;

The name of the Corporation shall be: Imperalis Holding Corp.

Article IV is amended to read as follows;

The Corporation is authorized to issue a total of 210,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 200,000,000 shares of common stock having a par value of $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a)	designate in whole or in part. the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b)	create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c)	alter or revoke the powers, preferences, limitations, and relative lights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d)	increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class. of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Coloured Certificate of Amendment Attachment

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